                                                                    EXHIBIT 3.7
                                DSP GROUP, INC.

                      RESOLUTIONS FROM THE REGULAR MEETING
                                      OF
                            THE BOARD OF DIRECTORS

                                November 3, 1997


                AMENDMENT OF BYLAWS AND APPOINTMENT OF DIRECTOR

     On motion duly made and seconded, the following resolution was unanimously adopted:

     RESOLVED, that Section 3.2 of the Bylaws of the corporation be and it is hereby amended to fix the exact number of directors at five (5) until changed pursuant to such section.